Exhibit 35.8

Commercial Mortgage Servicing D1050-084, 8th Fl 401 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of February 1, 2016, by and among CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC, as Depositor, KEYBANK NATIONAL ASSOCIATION, as Master Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Special Servicer, PENTALPHA SURVEILLANCE LLC, as Operating Advisor and Asset Representations Reviewer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator, and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee with respect to Commercial Mortgage Pass-Through Certificates, Series 2016-GC36 (the “Agreement”). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.08 of this Agreement, I, Dan Marthinsen, Managing Director of Special Servicing do hereby certify that:

1.	A review of the activities of the Special Servicer during the period from February 1, 2016 through December 31, 2016 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.	To the best of my knowledge, based on such review, the Special Servicer, has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2017.

Daniel Marthinsen, Managing Director Wells Fargo Bank

Wells Fargo Bank, N.A.